EXHIBIT 10.19

Execution Copy

DEFERRED COMPENSATION PLAN

FOR DIRECTORS OF

CITIZENS FINANCIAL GROUP, INC.

As Amended and Restated as of January 1, 2009

(i)

ARTICLE VIII - GENERAL PROVISIONS		6
8.1	Unfunded Nature of the Plan	6
8.2	No Guarantee of Benefits	6
8.3	No Enlargement of Director Rights	6
8.4	Spendthrift Provision	6
8.5	Applicable Law	6
8.6	Incapacity of Recipient	6
8.7	Corporate Successors	7
8.8	Unclaimed Benefits	7
8.9	Limitations on Liability	7

ARTICLE IX - IN-SERVICE DISTRIBUTIONS FOR FINANCIAL HARDSHIP		7

(ii)

This DEFERRED COMPENSATION PLAN FOR DIRECTORS OF CITIZENS FINANCIAL GROUP, INC. (the “Plan”) was adopted effective September 1, 1994. The Plan is established and maintained by Citizens Financial Group, Inc. solely for the purpose of permitting Directors to defer all or a portion of their compensation. This Plan is intended to be unfunded for purposes of the Internal Revenue Code of 1986, as amended (“Code”), and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Citizens Financial Group, Inc. hereby amends and restates the Plan in order to comply with the provisions of Section 409A of the Code.

ARTICLE I - DEFINITIONS

Whenever used herein the following terms shall have the meanings hereinafter set forth:

1.1	“Beneficiary” or “Beneficiaries” means the individual or individuals designated by the Participant on a Beneficiary Designation Form filed with the Company to receive the value of the Participant’s Deferred Compensation Account in the event of a Participant’s death following the election of cash installments as provided in Section 5.5, or to receive the death benefit provided for in Section 5.4 of the Plan in the event of the Participant’s death prior to Separation from Service.

1.2	“Board” means the Board of Directors of the Company.

1.3	“Company” means Citizens Financial Group, Inc., a Rhode Island corporation, or, to the extent provided in Section 8.7 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.4	“Compensation” means retainer and meeting fees.

1.5	“Deferred Compensation Plan Account” or “Account” shall mean a book reserve maintained by the Company with respect to a Participant’s participation in this Plan. Each Participant who participated in the Plan prior to 2005 shall have two sub-accounts, a Pre-2005 Account and a Post-2004 Account. A “Pre-2005 Account” means the vested amount standing to the credit of a Participant’s book reserve account as of December 31, 2004, as adjusted by the Interest Crediting Rate. A “Post-2004 Account” means the amount credited to a Participant’s book reserve account after December 31, 2004, as adjusted by the Interest Crediting Rate.

1.6	“Deferral Contribution” means the Compensation Deferral Contribution credited to a Deferred Compensation Plan Account for the benefit of a Participant under and in accordance with the terms of the Plan in any Plan Year.

1.7	“Interest Crediting Rate” means an annualized interest rate equal to the average of the Treasury Bond Rate for the immediately preceding Plan quarter plus 2%. The “Treasury Bond Rate” shall mean the average yield on United States Treasury Bonds, ten (10) years constant maturity as published by the Federal Reserve.

1.8	“Participant” means a Director of the Company who qualifies to participate in the Plan under the Eligibility requirements of Article II of the Plan.

1.9	“Participation Agreement” means the written compensation deferral agreement entered into by a Participant with the Company pursuant to the Plan.

1.10	“Plan” means the Deferred Compensation Plan for Directors of the Citizens Financial Group, Inc.

1.11	“Plan Year” means the 12-consecutive months ending December 31.

1.12	“Separation from Service” or “Separates from Service” occurs when the Company and the Participant reasonably anticipate that no further services would be performed by the Participant for the Company after a certain date or that the level of bona fide services the Participant would perform for the Company after such date (whether as a Director or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Participant for the Company over the immediately preceding 36-month period (or period of directorship, if less than 36 months).

1.13	Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE II - ELIGIBILITY

2.1	Eligibility. Each Director of the Company who is not otherwise an employee of the Company or its subsidiaries shall be eligible to participate in this Plan.

ARTICLE III - COMPENSATION DEFERRAL ELECTIONS

3.1	Compensation Deferral Election. An eligible Director may elect annually to defer all or a portion of his or her Compensation payable in a calendar year by filing with the Company a Compensation Deferral Election Form prior to January 1 of the calendar year in which the Compensation to be deferred is otherwise payable to the Participant. Notwithstanding the foregoing, however, an eligible Director may file an Election Form with respect to Compensation for services performed subsequent to such filing if the Election Form is filed within 30 days after the date the Director first becomes eligible to participate under this Plan.

Such Election Form and subsequent Election Form will continue in effect until suspended or modified in writing delivered by the Participant to the Company, which such new Election Form shall apply only to Compensation otherwise payable to the Participant after the end of the calendar year in which such Election Form is delivered to the Company. Any Election Form made by the Participant shall be irrevocable with respect to any Compensation covered by such Election Form including the Compensation payable in the calendar year in which the Election Form suspending or modifying the prior Election Form is delivered to the Company.

ARTICLE IV - COMPENSATION DEFERRAL CONTRIBUTIONS

4.1	Establishment of Deferred Compensation Plan Account. The Company shall establish and maintain an Account for each Participant in the Plan. The Company shall credit to the Account of a Participant a Compensation Deferral Contribution equal to the percentage of such Participant’s Compensation which he or she has elected to defer on a timely filed Compensation Deferral Election Form.

4.2	Crediting of Interest on Compensation Deferrals. On the first day of each month, but prior to crediting a Participant’s Account with any Compensation Deferral Contribution, a Participant’s Account shall be credited with an amount determined by multiplying the balance of the Account by the Interest Crediting Rate declared by the Company then in effect divided by twelve (12).

ARTICLE V - BENEFIT PAYMENTS

5.1	Amount of Benefit. The benefit payable to an eligible Participant or such Participant’s Beneficiary or Beneficiaries shall be equal to one hundred percent (100%) of the balance of such Participant’s Account determined in accordance with Article IV of the Plan. A Participant shall have no right to payment of any kind under the Plan while a Director of the Company except as provided under Article IX of the Plan.

5.2	Benefit Payments Options. The benefit payable to a Participant under this Plan shall be paid to such Participant as he or she shall elect in either (i) a cash single sum or (ii) by payment of a series of cash installments over a period of two (2) to fifteen (15) years. The election of a cash single sum or installment payments shall be made at the time of the Participant’s initial election to defer Compensation under this Plan or no later than December 31, 2008 with respect to a Director who is a Participant in the Plan in 2008. If no election is in place, the Participant will receive his Account in a lump sum. If the Participant has both a Pre-2005 Account and a Post-2004 Account but has only one benefit payment election on file, such election shall apply to both sub-accounts.

If a Participant elects installment payments, the Participant’s Account shall be valued as of the last day of the calendar quarter immediately following such Participant’s Separation from Service. The Participant’s initial monthly payment shall be determined by dividing the value of the Participant’s Account as of such valuation date by the product of the number of years of elected installments and twelve (12). Interest shall continue to be credited to the Participant’s Account in accordance with Section 4.2 of the Plan. Following the initial monthly payment and continuing for the remainder of the installment payment period, the Participant’s monthly payment shall be adjusted on the first day of each Plan Year to reflect interest credited to the Participant’s Account by dividing the value of such Participant’s Account as of the last day of the preceding Plan Year by the number of payments remaining to be paid to the Participant.

5.3	Changes in Benefit Payment Option. A Participant may change his or her benefit payment option with respect to his or her Pre-2005 Account by written election filed at least 12 months prior to the date as of which distribution would otherwise have been made or commenced. A Participant may change his or her benefit payment option with respect to his or her Post-2004 Account without restrictions in 2008 as long as the Participant is not in pay status or incurs a Separation from Service in 2008. Effective January 1, 2009, a Participant may change his or her benefit payment option with respect to his or her Post-2004 Account by written election as long as the new distribution date is at least five (5) years from the date benefits are originally scheduled to start, the written election is made at least 12 months prior to the date benefits are originally scheduled to start, and the written election does not take effect until 12 months after the date of such election. If the Participant has both a Pre-2005 Account and a Post-2004 Account but has only one benefit payment election on file, such election shall apply to both sub-accounts.

5.4	Benefit Payments Upon Death Prior to Separation from Service. In the event of the Participant’s death prior to Separation from Service as a Director, the benefit provided for under the Plan shall be paid in a cash single sum to the Participant’s Beneficiary or Beneficiaries within 90 days after the Participant’s death. If a Participant has not designated a Beneficiary, or if no designed Beneficiary is living on the date of death, the death benefit shall be paid to the Participant’s spouse; if such individual’s spouse is not then living or the Participant is unmarried at the time of death, then the death benefit shall be paid to the Participant’s estate.

5.5	Death After the Commencement of Benefit Payments – Cash Installments Elected. If a Participant should die before distribution of the full amount of such Participant’s Account following an election to receive benefit payments in a series of cash installments, such payments shall continue to be paid to the Beneficiary or Beneficiaries designated by the Participant If a Participant has not designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution, such amounts shall be paid to the Participant’s spouse; if such individual’s spouse is not then living or the Participant is unmarried at the time of death, then such amounts shall be paid to the Participant’s estate.

5.6	Benefit Payments Upon Separation from Service. Except as provided for in Section 5.4 above, the benefit payable to a Participant under this Plan shall commence as of the first day of the calendar quarter that begins after the Participant’s Separation from Service.

5.7	Payment of Benefits from General Assets; Unsecured Creditor Status for Participants. All benefits payable under this Plan to or on behalf of Participants shall be paid from the general assets of the Company. This Plan constitutes a mere promise by the Company to make benefit payments in the future; with respect to any benefits which may become payable under the terms of this Plan, Participants and Beneficiaries shall have no greater status than that of general unsecured creditors of the Company.

ARTICLE VI - ADMINISTRATION OF THE PLAN

6.1	Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

6.2	General Powers of Administration. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Company will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Company’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a)	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(b)	To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

(e)	To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing.

ARTICLE VII - AMENDMENT OR TERMINATION

7.1	Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

7.2	Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Deferred Compensation Plan Account held hereunder as of the effective date of such amendment or termination. No amendment or termination shall affect any deferral election in place for the calendar year in which such amendment or termination occurs. Upon termination, the Company may accelerate payment of the Participant’s Account only to the extent permitted by Section 409A of the Code and the regulations promulgated thereunder.

ARTICLE VIII - GENERAL PROVISIONS

8.1	Unfunded Nature of the Plan. All amounts credited to the Deferred Compensation Plan Accounts of Participants shall constitute general assets of the Company, and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. No provision shall be made at any time to segregate any assets of the Company for payment of any benefits hereunder.

In particular, if the Company purchases life insurance with the intent of meeting any obligations hereunder, the Company shall retain ownership and control of such policies, including all incidents of ownership, and the Company shall be the beneficiary of any such policies. The policies and any proceeds shall remain subject to the claims of the Company’s general creditors.

Notwithstanding the foregoing, however, if the Company establishes a trust with the intent of meeting any obligations hereunder, such trust and any asset held by such trust shall conform to the terms of the model trust as described in Revenue Ruling 92-64.

8.2	No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

8.3	No Enlargement of Director Rights. No Participant shall have any right to receive a benefit payment under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained as a Director of the Company.

8.4	Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit payment, under the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit payment be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings. Notwithstanding the foregoing, a Participant’s interest in the Plan may be assigned to another person to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

8.5	Applicable Law. The Plan shall be construed and administered under the laws of Rhode Island.

8.6	Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

8.7	Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 7.2.

8.8	Unclaimed Benefits. Each Participant shall keep the Company informed of his current address and the current address of his designated Beneficiary. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Deferred Compensation Plan Account may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any designated Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or designated Beneficiary and such benefits shall be irrevocably forfeited.

8.9	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as employee or agent of the Company shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

ARTICLE IX - IN-SERVICE DISTRIBUTIONS FOR FINANCIAL HARDSHIP

A Participant may, while still serving as a Director of the Company, receive a distribution of all or a portion of his or her Deferred Compensation Plan Account under this Plan for certain financial hardship reasons, subject to the following restrictions:

(a)	All such distributions are subject to the Participant having filed a written application with the Compensation Committee of the Board of Directors prior to the effective date of the distribution.

(b)	All such distributions shall be in the form of a lump-sum payment and the amounts distributed shall be debited from the Participant’s Deferred Compensation Plan Account as of the date the payment is made.

(c)

All distributions shall be subject to the Participant’s furnishing proof of “Financial Hardship” to the Compensation Committee of the Board of Directors. “Financial Hardship” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

(1)	Through reimbursement or compensation by insurance or otherwise;

(2)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(3)	By cessation of deferrals under the Plan.

In particular, payment of college tuition or the purchase of a primary residence is not a Financial Hardship. Any distribution due a Financial Hardship shall be limited to an amount sufficient to meet such hardship.

(d)	The amount of the distribution shall not exceed the Participant’s Deferred Compensation Plan Account as of the date payment is made.

IN WITNESS WHEREOF, CITIZENS FINANCIAL GROUP, INC. has caused this instrument to be executed by its duly authorized officer this 23rd day of December, 2008.

ATTEST:	CITIZENS FINANCIAL GROUP, INC.

By:

Title: